Exhibit 99.1

Soluna Holdings Announces February Site Level Financials

Reiterates 1 EH/s Ramp by End of March 2022; February BTC Equivalent per day Increases 16%

ALBANY, N.Y., March 15, 2022 -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. ("SCI"), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced the release of its February site level financials.

Michael Toporek, CEO of Soluna Holdings stated, “We are pleased to report a continued operating ramp and remain on track for our hashrate to hit 1 EH/s by the end of March and over 3 EH/s in the fourth quarter. Importantly, our project pipeline remains robust as we focus on becoming a leading curtailment solutions provider to the renewable energy industry.”

Key Summary Highlights:

●	February 2022 Prop Mining BTC Equivalent generated per day increased by 16%

●	As of March 12th, 2022, 815 PH/s installed with over 185 PH/s on the ground being plugged in to meet 1 EH/s target by end of March

○	Excluding Hosting JV (284 PH/s), expect to mine over 100 BTC Equivalent per month at 1 EH/s

●	Second quarter proprietary hashrate expected to grow over 36%

●	Operations continue to scale. Dorothy site preparation in full swing

●	Project pipeline continues to be robust as Soluna becomes a leading curtailment solutions provider to the renewable energy business

Revenue & Contribution Margin Summary:

*all numbers below exclude legacy hosting

($ in 000s, Unaudited)
	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Feb 2022
Revenue	$995	$1,657	$2,368	$8,017	$3,077

Cash Contribution Margin	$744	$1,261	$1,703	$5,524	$1,627

Annualized Revenue	$3,980	$6,628	$9,472	$32,068	$36,924

Annualized Contribution Margin	$2,976	$5,044	$6,812	$22,096	$19,524

A presentation and corresponding video is available on the Company’s website at:

https://www.solunacomputing.com/investors/updates/february2022flash/

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna’s MTI Instruments division manufactures precision tools and testing equipment for electronics, aviation, automotive, power and other industries. Both Soluna and MTI Instruments use technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean electricity asset owners to ‘Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this communication, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Investor Relations:

Kirin Smith, President
PCG Advisory, Inc.
646.823.8656
Ksmith@pcgadvisory.com